Exhibit 10.1

November 6, 2018

Mr. Indraneel Dev

CenturyLink

RE: Offer of Employment as Chief Financial Officer

Dear Neel:

As discussed, we are very pleased to offer you the opportunity to join CenturyLink’s executive leadership team as its Executive Vice President and Chief Financial Officer (“CFO”), reporting to the Chief Executive Officer. The Leadership Team is excited about the opportunities of the Company and looks forward to your contributions to its success.

This letter contains important information about the terms of your new role. Please carefully review this letter, the Level 3 Communications, Inc. Key Executive Severance Plan (the “Level 3 Plan”) and any other applicable plans or agreements. This offer letter and your employment pursuant to it will be effective November 6, 2018 (the “Effective Date”), provided you have agreed to the terms of this letter prior to that time.

Annual Base Compensation:	$650,000 per year

Annual Target Short-Term Incentive:	120%

Annual Target Long-Term Incentive:	$2,700,000

As CFO, your responsibilities will include: managing the financial affairs of the Company; directing the activities of the Treasurer, Controller and other officers responsible for the Company’s finances; managing all internal and external financial reporting; signing and executing in the name of the Corporation powers of attorney, contracts, bonds, and other obligations; and performing such other duties as may be prescribed from time to time by the Chief Executive Officer, the Board of Directors or Company Bylaws.

Annual Target Short-Term Incentive (“STI”)

In this position, you will remain eligible for STI or bonus pay under the CenturyLink STI Plan. As of the Effective Date, your annual STI bonus target will be 120% of your annualized base salary, and will be pro-rated based on the number of eligible days worked in the program year. Your actual STI payout could be higher or lower than the above target amount, depending on the attainment of applicable individual and corporate performance measurements. STI payouts are subject to approval of the Human Resources and Compensation Committee of the Board of Directors of CenturyLink, Inc. (the “Compensation Committee”) and attainment of applicable performance thresholds.

Annual Target Long-Term Incentive (“LTI”)

You will be eligible to receive long-term incentive compensation under the CenturyLink LTI Program. The Compensation Committee administers the LTI program and makes annual grants to members of our senior leadership team in February of each year, most recently in the form of restricted shares of CenturyLink common stock. For your first year of eligibility (2019), subject to formal approval by the Compensation Committee, you will be eligible to participate in the LTI program with an LTI target grant value (as of the date of the grant) of $2,700,000. Currently, annual LTI awards for our senior leadership team consist of a mix of time-based restricted shares (40%) and performance-based restricted shares (60%). However, the Compensation Committee has discretion over LTI program design and awards, and it may elect to grant

Mr. Indraneel Dev

November 6, 2018

LTI awards using any equity vehicle permissible under the CenturyLink 2018 Equity Incentive Plan (the “2018 Equity Plan”), with such awards subject to time-based or performance-based vesting conditions or a combination of the two. Actual LTI awards and payouts may be more or less than target. Target LTI annual grant values in subsequent years will also be subject to approval by the Compensation Committee and will be based on a variety of factors, including, without limitation, market data, individual performance, and scope of job responsibilities.

LTI awards typically vest over time (in three equal installments on the first, second and third anniversaries of the grant date for time-based awards, and in one or two installments over three years after grant date for performance-based awards), subject to continued employment at the time of each vesting and, for performance-based shares, attainment of the applicable performance metrics. Dividends accrue on the unvested shares and are paid in arrears, subject to and upon vesting. LTI awards are subject to the terms and conditions set forth in the 2018 Equity Plan and the applicable award agreements.

Severance Plans

As noted in your August 23, 2017 offer letter from CenturyLink, the Level 3 Plan will remain in effect and you will continue to participate in it during the two-year period beginning on November 1, 2017 and ending on October 31, 2019 (the “Initial Period”).

Following the Initial Period, you will be eligible to participate in the CenturyLink, Inc. Executive Severance Plan (the “CenturyLink Executive Plan”). The Executive Plan will govern your severance rights and benefits absent a change of control of CenturyLink, Inc. Following the Initial Period, your severance rights and benefits for termination in connection with a change of control of CenturyLink, Inc. will be governed by a separate change of control agreement. This change of control agreement is a “double trigger” agreement, meaning that no severance benefits will be paid unless there is both (1) a change of control of CenturyLink and (2) either an involuntary termination not for cause or a good reason resignation (as such events are defined in the CenturyLink agreement).

Acknowledgement of No Good Reason Resignation Rights

You agree and acknowledge that this offer letter does not give rise to any right to submit a notice of “Good Reason” termination as defined in the Level 3 Plan or any applicable severance plan or equity incentive plan maintained by Level 3 or CenturyLink or any other plan or agreement. Thus, you have no right to claim severance benefits or any other compensation, including long-term incentive or equity-based compensation, pursuant to the Level 3 Plan, the CenturyLink Executive Plan, the 2018 Equity Plan, any stock award agreement or other plan or agreement due to, individually or collectively, any term or condition described in this letter. You will, however, retain your rights under the Level 3 Plan (during the Initial Period), the CenturyLink Executive Plan (after the Initial Period) and any other plan or agreement of CenturyLink conferring rights to you, except that your “Good Reason” termination rights will be measured against the terms described in this letter.

Executive Officer / Section 16 Officer Status

If you join us as Chief Financial Officer, you will be an executive officer and Section 16 officer of CenturyLink, Inc. under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to subsequent approval by the Company’s Board of Directors and/or its designated committee(s). As an executive officer and/or Section 16 officer, you will be required to comply with disclosure and reporting requirements outlined under the Exchange Act. Also, our current stock ownership guidelines require you to beneficially own CenturyLink stock valued at least three times your annual base salary. You will have three years to attain this stock ownership target. A representative of the Company’s Legal Department will provide additional information concerning these matters.

Mr. Indraneel Dev

November 6, 2018

As a CenturyLink employee, you will be subject to the company’s Policy Statement on Insider Trading (“Insider Trading Policy”), and any transactions involving CenturyLink securities will be subject to the Insider Trading Policy and applicable securities laws and regulations.

Compliance with CenturyLink Policies

As a Company employee, you are required to comply with, and your employment will be subject to, its policies, rules and regulations, as they may be implemented or revised from time-to-time, including its Code of Conduct. For example, in accordance with Company policies, your employment with CenturyLink is voluntary and “at will,” meaning both you and CenturyLink are free to terminate the employment relationship at any time and for any reason. The foregoing is only an example of the current policies that would be applicable to you as a CenturyLink employee, all of which will be provided or made available to you prior to the Closing Date.

Non-Solicitation of Customers and Employees

As a condition of employment in this position, you must agree to the following non-solicitation of customers and employees, which becomes effective upon the termination of your participation in the Level 3 Plan. Your restrictive covenants in the Level 3 Plan remain in effect throughout the Initial Period.

Non-solicitation of customers: You agree that while employed by CenturyLink and during the one (1) year period immediately following either a voluntary termination or an involuntary termination for cause (including but not limited to conflicts of interest or other misconduct) of your employment, you shall not contact, call on, solicit, attempt to obtain, accept or in any other way secure business for or on behalf of anyone other than CenturyLink from any client, customer or prospective client or customer of CenturyLink. As used herein, “client, customer or prospective client or customer of CenturyLink” includes any person or entity with whom you had contact while employed by CenturyLink, for whom you provided any services, directly or indirectly (e.g., by providing direction guidance or supervision to another person), on behalf of CenturyLink or about whom you learned any confidential or proprietary information during the one (1) year period prior to your termination of employment with CenturyLink. As used herein, “contact,” “call on,” “solicit” and “attempt to obtain” include any direct or indirect (e.g., by directing, guiding or supervising another person) contact and apply regardless of who (i.e., you, a person directed by you or the customer or prospective customer) first initiated the contact.

Non-solicitation of employees: You further agree that, without the prior written consent of CenturyLink, while employed by CenturyLink, and during the two (2) year period immediately following the termination of your employment, whether voluntary or involuntary, you will neither directly nor indirectly induce or encourage, or attempt to induce or encourage, any employee of CenturyLink to terminate his or her employment. As used herein, “induce” and “encourage” include any direct or indirect contacts, regardless of who (i.e., you or the other employee) first initiated the contact.

General Terms

Regardless of whether you accept or decline this offer, CenturyLink may terminate or modify the terms of your employment at any time, subject to the applicable terms and conditions of the Level 3 Plan, the CenturyLink Executive Plan, equity compensation plans, equity grant agreements, any other employee health, welfare, retirement or benefit plan, or other similar arrangements to which you may be a party.

Any rights you may have to the various benefits described in this letter are subject to (i) your continued employment and service as Chief Financial Officer of the Company, (ii) the terms of the plan documents for any applicable benefit plan, (iii) your compliance with Company policies, and (iv) your acceptance (confirmed by your signature) of the terms of this offer. This offer supersedes any prior offers, understandings or representations regarding the subject matter of this offer letter, and this letter cannot be altered or changed except by a written document that has been approved and signed by me or Jeff Storey. For avoidance of doubt, this offer letter does not supersede or modify:

Mr. Indraneel Dev

November 6, 2018

-	The Special Long-Term Incentive Award referenced in your August 23, 2017 offer letter;
-	The Offer Letter Attachment attached to your August 23, 2017 offer letter

The parties’ rights and obligations under that incentive award and the Offer Letter Attachment, including your confidentiality and intellectual property obligations, jury trial and class action waiver, and agreement to arbitrate, will continue in full force and effect and are hereby reaffirmed by you.

If you have questions about this offer or your new role with CenturyLink, please do not hesitate to contact me at (318) 340-5264. Also, please feel free to consult with your advisors and attorneys, and ask me any questions you may have.

Please return your signed acceptance or declination to scott.trezise@centurylink.com as soon as possible, but not later than five days after the date of this letter. Please keep a copy of the signed document for your records.

I join the CenturyLink leadership team in welcoming you to your new role in the Company and wishing you continued success.

Sincerely,

Scott Trezise

Executive Vice President, Human Resources

Acceptance of Offer

I have read and understand the terms of this letter and hereby accept the Offer of employment, including all of the terms and conditions outlined herein and the terms of my August 23, 2017 letter which have been incorporated herein . I understand that I have no rights to claim that I have Good Reason to terminate my employment and obtain any benefit under any applicable severance plan or stock award agreement due to the changes outlined in this letter.

I understand that I will retain any other rights under any applicable severance plan or agreement, except “Good Reason” will be measured against the terms set forth in this letter.

SIGNED:	/s/ Indraneel Dev	DATE:	November 6, 2018
Indraneel Dev